EXHIBIT 99

Kentucky First Federal Bancorp

Hazard, Kentucky and Frankfort, Kentucky
For Immediate Release January 20, 2009
Contact:	Don Jennings, President, or Clay Hulette, Vice President
    (502) 223-1638
    216 West Main Street
    P.O. Box 535
    Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq:  KFFB), the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Frankfort, Kentucky, announced net earnings of $323,000, or $0.04 per diluted share, for the three months ended December 31, 2008, compared to $211,000, or $0.03 per diluted share, for the three months ended December 31, 2007, an increase of $112,000 or 53.1% period to period.  Net earnings for the six months ended December 31, 2008, were $635,000, or $0.08 per diluted share, compared to $363,000 or $0.05 per diluted share for the six months ended December 31, 2007.

The increase in net earnings for the quarter ended December 31, 2008 was primarily attributable to an increase in net interest income.  The increase in net interest income was primarily attributed to lower interest expense period to period, despite a decline in interest income for the comparable periods.  Interest expense decreased $550,000 or 26.9% from $2.0 million to $1.5 million for the quarterly periods ended December 31, 2007 and 2008, respectively, while interest income decreased $335,000 or 9.9% from $3.4 million to $3.1 million for the same time periods, respectively.

At December 31, 2008, assets had decreased $2.7 million, or 1.1%, to $245.0 million compared to $247.7 million at June 30, 2008.  This decrease was attributed primarily to a decrease in cash and cash equivalents of $11.3 million, or 70.5%, to $4.7 million at December 31, 2008.  Funds from the decrease in cash and cash equivalents were redeployed into loans.  Loans receivable, net increased $9.0 million or 5.0% to $191.1 million at December 31, 2008.

At December 31, 2008, the Company reported its book value per share as $7.48.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases.  The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and changes in the securities markets.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank, which operates three banking offices in Frankfort, Kentucky.  Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB.  At December 31, 2008, the Company had approximately 8,124,000 shares outstanding of which approximately 59.6% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS
Condensed Consolidated Statements of Financial Condition

	December 31,	June 30,
	2008	2008
	(In thousands, except share data)
	(Unaudited)	(Audited)
Assets
Cash and Cash Equivalents	$4,707	$15,966
Investment Securities	21,637	22,539
Loans Available for Sale	0	86
Loans Receivable, net	191,097	182,051
Other Assets	27,512	27,013
Total Assets	$244,953	$247, 655

Liabilities
Deposits	$135,917	$137,634
FHLB Advances	47,255	47,801
Other Liabilities	2,494	2,427
Total Liabilities	185,666	187,862
Shareholders' Equity	59,287	59,793
Total Liabilities and Equity	$244,953	$247,655
Book Value Per Share	$7.48	$7.44

Condensed Consolidated Statements of Earnings
(In thousands, except share data)

	Six months ended December 31,		Three months ended December 31,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Interest Income	$6,189	$6,737	$3,058	$3,393
Interest Expense	3,057	4,107	1,497	2,047
Net Interest Income	3,132	2,630	1,561	1,346
Provision for Losses on Loans	15	-	-	-
Other Operating Income	114	88	59	43
General, Administrative, and Other Expense	2,292	2,189	1,146	1,079
Earnings Before Federal Income Taxes	939	529	474	310
Federal Income Taxes	304	166	151	99
Net Earnings	$635	$363	$323	$211
Basic Earnings Per Share	$0.08	$0.05	$0.04	$0.03
Diluted Earnings Per Share	$0.08	$0.05	$0.04	$0.03
Dividends Per Share	$0.20	$0.20	$0.10	$0.10
Weighted average outstanding shares:
Basic	7,588,835	7,781,376	7,561,721	7,745,436
Diluted	7,588,835	7,781,376	7,561,721	7,745,436